UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Act of 1934

Date of Report (Date of Earliest Event Reported):

September 22, 2015 (September 18, 2015)

Commission file number: 001-35653

SUNOCO LP

(Exact name of registrant as specified in its charter)

Delaware	30-0740483
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

555 East Airtex Drive

Houston, Texas 77073

(Address of principal executive offices, including zip codes)

Registrant’s telephone number, including area code: (832) 234-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2015, Clare P. McGrory, Executive Vice President, Chief Financial Officer and Treasurer of Sunoco GP LLC (the “Company”), the general partner of Sunoco LP, notified the Company of her intention to resign, effective as of October 30, 2015, to pursue other career interests.

On September 21, 2015, in connection with Ms. McGrory’s resignation, Ms. McGrory and the Company entered into a Non-Solicitation/Non-Hire Agreement and Full Release of Claims (the “Agreement”). The Agreement provides for the following:

•	Payment of a lump sum gross total amount of One Hundred Sixty Six Thousand Six Hundred and Eighteen Dollars and Thirty-Six Cents ($166,618.36), less all required government payroll deductions and withholdings;

•	A standard release of claims in favor of the Company, its parent entities, specifically including Energy Transfer Equity, L.P., Energy Transfer Partners, L.P., Sunoco, Inc. and its and their respective past and present subsidiaries, affiliates, partners, directors, officers, owners, shareholders, employees, benefit plans, benefit plan fiduciaries, predecessors, joint employers, successor employers and agents;

•	A mutual non-disparagement provision;

•	A confirmation of Ms. McGrory’s confidentiality and proprietary information obligations; and

•	A non-solicitation and non-hire agreement in favor of the Company and its subsidiaries and affiliates for a period ending on March 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO LP
	By	Sunoco GP LLC, its general partner

Date: September 22, 2015	By:	/s/ Robert W. Owens
Robert W. Owens
President and Chief Executive Officer